Exhibit 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

OCC – Q4 2011 OPTICAL CABLE CORPORATION EARNINGS CONFERENCE CALL

EVENT DATE/TIME: JANUARY 26, 2012 / 10:00AM EST

CORPORATE PARTICIPANTS

Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher – IR

Neil Wilkin

Optical Cable Corporation – Chairman, President & CEO

Tracy Smith

Optical Cable Corporation – SVP and CFO

PRESENTATION

Operator

Good morning. My name is Paula and I will be your conference operator today. At this time, I would like to welcome everyone to Optical Cable Corporation’s fourth quarter and full year 2011 earnings conference call. (Operator instructions) After the speakers’ remarks, there will be a question and answer session. (Operator instructions).

Mr. Palash, you may begin your conference.

Aaron Palash – Joele Frank, Wilkinson Brimmer Katcher – IR

Thank you. Good morning, and thank you all for participating in Optical Cable Corporation’s fourth quarter and fiscal year 2011 conference call.

By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit www.occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the Internet Webcast on www.occfiber.com, as well as today’s call.

Now, I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin – Optical Cable Corporation – Chairman, President and CEO

Thank you, Aaron, and good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I’d like to begin the call today with a few opening remarks regarding fiscal year 2011. Tracy will then review the fourth quarter and the full year results for the three-month and 12-month periods ended October 31, 2011, in more detail. After Tracy’s remarks, we will answer as many of your questions as we can.

I would like to note that during the Q&A session, we will only take questions from analysts and institutional investors, which is our normal practice. We do offer shareholders the opportunity to submit questions in advance of our earnings call, which we have done today. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

OCC achieved record annual net sales once again in fiscal year 2011. We grew net sales by 8.6% to $73.3 million – the highest in OCC’s history – surpassing our previous net sales record achieved just last year. OCC also achieved record quarterly net sales of $19.7 million in the fourth quarter of 2011, an increase of 6.5% over the same period last year.

In addition to record sales, OCC recorded a number of other notable financial achievements during the fiscal year, including: OCC grew gross profit 10.7% to $26.3 million; we achieved improved profitability during 2011; we generated $2.4 million in net cash provided by operating activities in fiscal 2011 – continuing our track-record of generating annual positive cash provided by operating activities every year since 2001 (with the exception of fiscal year 2006).

OCC declared quarterly cash dividends totaling $0.04 per share during fiscal year 2011, returning $252,000 to our shareholders. We also returned an additional $846,000 to shareholders during the fiscal year by purchasing and retiring 183,025 shares of OCC common stock. We also reduced our bank indebtedness by $878,000 during the year.

OCC’s improved financial performance reflects the successful execution of our strategy. OCC provides a broad offering of fiber optic and copper data communication cabling and connectivity products to customers and end-users, that offer unrivaled integrated solutions operating as an OCC system solution, or that can seamlessly integrate with other components. As a result, we believe OCC is exceptionally well positioned in our targeted markets, placing us in an enviable position relative to our competitors and allowing us to compete more effectively over the long-term.

While we have taken great strides forward, the OCC team remains focused on maximizing the growth opportunities provided by the continued successful execution of our strategy, and on improving operating efficiencies and controlling costs.

OCC’s total shareholder return was 13.8% during fiscal year 2011, outperforming the return of the Russell 2000 Index, the S&P 500 Index, and the Dow Jones Industrial Average during that same period. We also announced earlier this month a 50% increase in our regular quarterly dividend rate to $0.015 per share, implying an annual dividend rate of $0.06 per share.

Despite our achievements, we believe OCC’s strategy, marketing position, financial strength, and underlying value are still not fully appreciated by the equity market, as reflected in our share price. Today, our shares trade at a significant discount to net book value per share. At the end of fiscal year 2011, OCC’s net book value attributable to OCC was $28.2 million or $4.49 per share.

Consistent with our view of OCC’s value, the Board of Directors authorized a new share repurchase program announced in November 2011 and this new repurchase program authorizes the acquisition and retirement of up to 200,000 shares of our common stock (or approximately 3% of outstanding shares) and it is anticipated to be completed over a 12- to 24-month period.

We have strived to position OCC for growth – and as we move into 2012, we will continue to aggressively pursue that objective.

In February 2012, OCC will unveil a new family of high-density, easy access products and solutions. This new family of OCC products will be called Procyon, and will include both cabling and connectivity products. We are excited about the opportunities this new product offering is expected to create, and look forward to releasing further details at the 2012 BICSI Winter Conference in early February.

As we look forward to fiscal year 2012, we believe we will continue to experience seasonality that results in lower net sales during the first half of our fiscal year than during the second half of our fiscal year. Past experience has also shown that our sales can vary from quarter to quarter as a result of the timing of larger projects and temporary fluctuations in demand, or as a result of changes in demand in individual markets.

Despite any quarterly variability we may experience during fiscal 2012, we are confident that fiscal 2012 will be a year of continued growth and success for OCC. We look forward to reporting to you future positive results from the continued execution of our strategy and our ongoing efforts to enhance value for shareholders.

And now, I will turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our fourth quarter and fiscal year 2011 financial results.

Tracy Smith – Optical Cable Corporation – SVP and CFO

Thanks, Neil. I would like to note that during my comments, I will refer to proforma net income and loss amounts for fiscal year and fourth quarter 2010. A more detailed explanation of these proforma amounts is set forth in the financial tables of this morning’s press release.

Consolidated net sales for fiscal year 2011 increased 8.6% to $73.3 million compared to net sales of $67.5 million in fiscal year 2010. The increase is due primarily to the increase in net sales of the Company’s applied interconnect systems products and fiber optic cable products. For fiscal year 2011, net sales to customers located in the United States increased 12.2% compared to fiscal year 2010, while net sales to customers located outside of the United States decreased slightly 1.2%.

Consolidated net sales increased 6.5% to $19.7 million for the fourth quarter of fiscal year 2011, compared to net sales of $18.5 million for the comparable period in fiscal year 2010. Net sales growth during the fourth quarter of fiscal 2011 was achieved over a broad customer base and product mix, with notable increases in the Company’s specialty markets. During the fourth quarter of fiscal year 2011, OCC achieved consolidated net sales growth, both in international markets and within the United States. Net sales to customers located outside of the United States increased 17.7% in the fourth quarter of fiscal year 2011, compared to the same period last year, and net sales to customers located in the United States increased 3.4%.

Gross profit increased 10.7% to $26.3 million in fiscal year 2011, compared to $23.8 million in fiscal year 2010. Gross profit margin, or gross profit as a percentage of net sales, increased slightly to 35.8% in fiscal year 2011 from 35.2% for fiscal year 2010.

During the fourth quarter of fiscal year 2011, gross profit increased 3.5% to $7.4 million compared to $7.2 million for the fourth quarter of fiscal year 2010. Gross profit margin decreased to 37.7% in the fourth quarter of fiscal year 2011 from 38.8% in the fourth quarter of fiscal year 2010.

SG&A expenses increased to $25.2 million in fiscal year 2011 from $24.3 million in fiscal year 2010. SG&A expenses as a percentage of net sales were 34.3% in fiscal year 2011, compared to 35.9% in fiscal year 2010. The increase in SG&A expenses during fiscal year 2011 compared to fiscal year 2010 was primarily due to increases in certain employee related expenses, increases in shipping costs and increases in our selling and marketing related expenses.

For fiscal year 2011, we recorded net income attributable to OCC of $666,000 or $0.11 per basic and diluted share, compared to a proforma net loss attributable to OCC of $153,000 or $0.03 per basic and diluted share during fiscal year 2010. The proforma net loss excludes the non-recurring, non-cash impairment charge of $5.6 million net, recorded to write off the carrying value of goodwill associated with the acquisition of Applied Optical Systems.

For the fourth quarter of fiscal year 2011, we reported net income attributable to OCC of $236,000 or $0.04 per basic and diluted share, compared to proforma net income attributable to OCC of $808,000 or $0.13 per basic and diluted share for the fourth quarter of fiscal year 2010. In this case, proforma net income excludes the impact of a $666,000 non-cash, non-recurring reduction of the goodwill impairment charge.

As of October 31, 2011, we had outstanding loan balances of $8.2 million under our real estate loans. We did not have any borrowings on our revolving credit facility and, as a result, have $6 million in available credit.

With that, I’ll turn the call back over to Neil.

Neil Wilkin – Optical Cable Corporation – Chairman, President and CEO

Thanks, Tracy. And now we’re happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator instructions) At this time, we have no questions.

Neil Wilkin – Optical Cable Corporation – Chairman, President and CEO

Aaron, did we have any questions that shareholders sent in before the call, by email?

Aaron Palash – Joele Frank, Wilkinson Brimmer Katcher – IR

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin – Optical Cable Corporation – Chairman, President and CEO

Okay. In that case, I’d like to thank everyone for listening in to our call for fiscal year 2011, and we appreciate your support of Optical Cable Corporation.

Operator

Thank you. This concludes your conference. You may now disconnect.